L A W Y E R S

Davis Wright Tremaine LLP

A N C H O R A G E    B E L L E V U E    L O S  A N G E L E S    N E W  Y O R K    P O R T L A N D    S A N  F R A N C I S C O    S E A T T L E    S H A N G H A I    W A S H I N G T O N , D . C .

2 6 0 0 C E N T U R Y S Q U A R E	T E L ( 2 0 6 ) 6 2 2 - 3 1 5 0
1 5 0 1 F O U R T H A V E N U E	F A X ( 2 0 6 ) 6 2 8 - 7 6 9 9
S E A T T L E , W A 9 8 1 0 1 - 1 6 8 8	w w w . d w t . c o m

November 2, 2006

Continental Minerals Corporation
Suite 1020 – West Pender Street
Vancouver, British Columbia
Canada V6C 2V6

Dear Sirs:

Re: Merger Agreement and Plan of Merger, dated May 29, 2006, among Continental Minerals Corporation, Great China Mining, Inc. and Continental Merger Inc.

We have acted as special United Stated federal income tax counsel for Continental Minerals Corporation, a company existing under the laws of the Province of British Columbia, Canada (“Continental”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) of Amendment No. 3 to the Registration Statement (No. 333-135566) on Form F-4, filed with the Commission on the date hereof (the “Registration Statement”). The Registration Statement relates to a plan of reorganization involving the formation of Continental Merger Inc., a Nevada corporation (the “Sub”) and wholly-owned subsidiary of Continental, and the merger of the Sub with and into Great China Mining, Inc., a Nevada corporation (the “Great China”), with Great China as the surviving corporation, and the resulting exchange by Great China stockholders of Great China common stock for Continental common stock pursuant to the terms of the Merger Agreement and the Plan of Merger both by and among Continental, Sub and Great China, dated May 29, 2006, (together, the “Merger Agreement”), as further set forth in the proxy statement/prospectus contained in the Registration Statement (the “Prospectus”).

In connection with rendering the opinions expressed below, we have examined copies of the following documents:

1	Capitalized terms not expressly defined herein shall have the meanings ascribed thereto in the Merger Agreement, a copy of which is filed as Exhibit 2.1 to the Registration Statement.

Continental Minerals Corporation
November 2, 2006

1.	The Merger Agreement;

2.	The Registration Statement; and

3.	The Prospectus.

In addition, in rendering the opinions expressed in this letter, with your consent we have relied upon the representations, warranties and covenants contained in the Merger Agreement and the representations contained in the Continental Minerals Corporation and Continental Merger Inc. Officer’s Certificate, dated August 15, 2006 and the Great China Mining, Inc. Officer’s Certificate dated August 23, 2006 (together, the “Officers’ Certificates”). We have not independently verified any of the representations contained in the Officers’ Certificates.

In rendering our opinions, we have assumed (i) that the Merger will be consummated in accordance with the provisions of the Merger Agreement, (ii) that the representations and statements contained in the Merger Agreement were when made and will at all times remain accurate and complete, (iii) that the parties have complied with, and, if applicable, will continue to comply with the covenants contained in the Merger Agreement in all material respects, (iv) that the statements as to factual matters contained in the Registration Statement and the Proxy Statement/Prospectus are and will remain at all times accurate and complete, (v) that each of the representations in the Officers’ Certificates is and will at all times remain true, accurate and complete and (vi) that each U.S. shareholder of Great China owning five percent (5%) or more of the total voting power or the total value of the stock of Continental after the Merger will enter into a five-year gain recognition agreement pursuant to and in accordance with Section 1.367(a) -8 of the Treasury Regulations.

We have assumed the genuineness of all signatures, the authenticity of documents and records submitted to us as originals, the conformity to the originals of all documents and records submitted to us as certified or reproduction copies, the legal capacity of all natural persons executing documents and records, and the completeness and accuracy as of the date of this opinion letter of the information contained in such documents and records.

Based upon, and subject to, the foregoing and the qualifications set forth herein, (i) we are of the opinion that the Merger should qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that, assuming that the Merger so qualifies as a reorganization, Continental, Sub and Great China will each be a party to such reorganization within the meaning of Section 368(b); and (ii) we confirm that the discussion in the Prospectus under the heading “Material United States Federal Income Tax Consequences Related To The Merger,” to the extent it consists of statements of law and legal conclusions, and subject to the limitations and conditions set forth therein, represents our opinion as to the material United States federal income tax consequences of the Merger to U.S. Holders.

The foregoing opinions are based on the provisions of the Code, Treasury Regulations promulgated under the Code, published revenue rulings and revenue procedures of the Internal

Continental Minerals Corporation
November 2, 2006

Revenue Service ("I.R.S."), private letter rulings, existing court decisions, and other authorities available, as of the date of this letter, and the application of those authorities to the facts disclosed in the Registration Statement, the Prospectus, the Merger Agreement and the Officers’ Certificates. Future legislative or administrative changes or court decisions, which may or may not be retroactive in application, or any change in facts from those upon which our opinions are based, may significantly modify the opinions set forth in this letter. It should be noted that no ruling has been sought from the I.R.S. with respect to the federal income tax consequences of the Merger, and this opinion letter is not binding on the I.R.S. or any court.

This opinion letter is delivered as of its date and we do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention that did not exist on the date hereof or of which we had no knowledge.

We acknowledge that we are referred to in the Registration Statement under the headings “Material United States Federal Income Tax Consequences Related to the Merger” and “Experts” and, without admitting that our consent is required under Section 7 of the Securities Act, we consent to that use of our name and to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement.

Very truly yours,

Davis Wright Tremaine LLP